CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Income Auto-Callable Securities due 2012	$25,487,590	$2,920.88

December 2011 Pricing Supplement No. 11 Registration Statement No. 333-178081 Dated December 7, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.
The securities are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement.  The securities provide for contingent quarterly payments based on the closing price of the underlying stock on each determination date and, at maturity, will pay an amount that will vary depending on the closing price of the underlying stock on the final determination date, subject to the automatic early redemption feature of the securities. The payment at maturity may be less, and possibly significantly less, than the stated principal amount per security and you may lose your entire investment.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying stock:	Shares of Transocean Ltd.
Aggregate principal amount:	$25,487,590
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	December 7, 2011
Original issue date:	December 12, 2011 (3 business days after the pricing date)
Maturity date:	December 12, 2012
Early redemption:
If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:
•       If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.435 (4.35% of the stated principal amount) per security on the related contingent payment date.
•       If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:
March 7, 2012, June 7, 2012, September 7, 2012 and December 7, 2012, subject to postponement for non-trading days and certain market disruption events.  We also refer to December 7, 2012 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
• If the final share price is less than the downside threshold level:
(i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date, or (ii) at our option, the cash value of such shares as of the final determination date

Exchange ratio:	0.22031, which is the stated principal amount divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$29.5035, which is equal to 65% of the initial share price
Initial share price:	$45.39, which is the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
CUSIP:	61760T264
ISIN:	US61760T2649
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$25,487,590	$382,313.85	$25,105,276.15
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement for Auto-Callable Securities dated November 21, 2011                Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying product supplement and the prospectus, as supplemented or modified by this pricing supplement.  The securities provide a contingent quarterly payment equal to 4.35% of the stated principal amount with respect to each determination date on which the closing price of the underlying stock is greater than or equal to the downside threshold level.  The securities will be automatically redeemed if the closing price of the underlying stock is greater than or equal to the initial share price on any determination date.  Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of receiving at maturity shares of the underlying stock worth significantly less than the stated principal amount per security (or, at our option, the cash value of those shares), which will occur if the securities are not redeemed prior to maturity and the final share price is less than the downside threshold level.  Under this scenario, you could lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 7, 2011	December 12, 2011 (3 business days after the pricing date)	December 12, 2012
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Shares of Transocean Ltd.
Aggregate principal amount:	$25,487,590
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:
If, on any of the first three determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent quarterly payment:
•  If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.435 (4.35% of the stated principal amount) per security on the related contingent payment date.
•  If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:
March 7, 2012, June 7, 2012, September 7, 2012 and December 7, 2012, subject to postponement for non-trading days and certain market disruption events.  We also refer to December 7, 2012 as the final determination date.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Record date:
The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent quarterly payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
• If the final share price is less than the downside threshold level:
(i) a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor, each as of the final determination date, or (ii) at our option, the cash value of such shares as of the final determination date

Exchange ratio:	0.22031, which is the stated principal amount divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$29.5035, which is equal to 65% of the initial share price
Risk factors:	Please see “Risk Factors” beginning on page 12.

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

Initial share price:	$45.39, which is the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
No fractional shares:
At maturity, if our payment is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date:
If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.

Antidilution adjustments:
The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the product supplement for auto-callable securities from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption date or at maturity for each security will be as follows:

•  Upon any determination date following the effective date of a reorganization event and prior to the final determination date:  If the exchange property value (as defined below) is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment.

•  Upon the final determination date, if the securities have not previously been automatically redeemed:  You will receive for each security that you hold a payment at maturity equal to:

➢  If the exchange property value on the final determination date is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date

➢  If the exchange property value on the final determination date is less than the downside threshold level:  securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a spin-off event, the share of the underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock (collectively, the “exchange property”), in an amount equal to the exchange property delivered with respect to a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor, each determined at the time of the reorganization event, or, at our sole option, the cash value of such exchange property as of the final determination date.

Following the effective date of a reorganization event, the contingent quarterly payment will be payable for each determination date on which the exchange property value is greater than or equal to the downside threshold level.

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than the cash value thereof, we will deliver to DTC, as holder of the securities, at maturity a pro rata share of each such type of exchange property.  We expect that such exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the initial share price or less than the downside threshold level, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the Calculation Agent, as of the date

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

of receipt, of such cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the securities to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the final determination date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the securities shall have occurred and be continuing, the amount of cash and/or shares of the underlying stock (or any exchange property) declared due and payable per security upon any acceleration of the securities (the “Acceleration Amount”) shall be determined by the calculation agent and shall be an amount of cash and/or shares of the underlying stock (or any exchange property) equal to the payment at maturity calculated as if the date of acceleration were the final determination date; provided that the unpaid portion of the contingent quarterly payment, if any, shall be calculated on a 30/360 basis.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount and/or shares of the underlying stock (or any exchange property) due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760T264
ISIN:	US61760T2649

December 2011	Page 4

Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

Minimum ticketing size:	100 securities
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•  purchase the securities at their “issue price”; and
•  will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•  certain financial institutions;
•  insurance companies;
•  certain dealers and traders in securities, commodities or foreign currencies;
•  investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•  regulated investment companies;
•  real estate investment trusts;
•  tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•  persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying stock should an investor receive the underlying stock at maturity.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying stock.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•  a citizen or individual resident of the United States;
•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state

December 2011	Page 5

Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

thereof or the District of Columbia; or
•  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment.  Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities for cash, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly coupon, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any such gain or loss should be short-term capital gain or loss.  A U.S. Holder that, upon maturity of the securities, receives the underlying stock and cash in lieu of any fractional share should be treated as recognizing short-term capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the security that is allocable to such fractional share, based on the amount of cash received and the fair market value of the underlying stock received, as of the final determination date of the securities.  The U.S. Holder should not recognize any gain or loss with respect to any underlying stock received.  The U.S. Holder should have a basis in the underlying stock equal to the U.S. Holder’s tax basis in the security, other than any amount allocated to a fractional share.  The holding period for such underlying stock should start on the day after receipt.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat a security as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon early redemption or settlement of a security at maturity would be treated as ordinary income.  In addition, such a security would be treated as issued with original issue discount equal to the difference between the security’s stated redemption price at maturity and its issue price, and as a result (1) gain recognized by a U.S. Holder upon sale or exchange of the security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual-method U.S. Holders (and cash-method U.S. Holders that elect to apply an accrual method of tax accounting to the securities) would be required to accrue as ordinary income original issue discount over the term of the security before maturity.  However, the amount of accrued original issue discount would be unclear because the total amount payable on the security is not known as of the issue date.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Contingent Income Auto-Callable Securities due December 12, 2012
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Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien; • a foreign corporation; or • a foreign trust or estate. The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•  certain former citizens or residents of the United States; or
•  a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting
Information returns will be filed with the IRS in connection with any contingent quarterly payment and may be filed with the IRS in connection with the payment at maturity on the securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or

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Contingent Income Auto-Callable Securities due December 12, 2012
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more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in the underlying stock and in futures and/or options contracts on the underlying stock.  Such purchase activity could have increased the initial share price and, as a result, could have increased the downside threshold level which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the

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Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.15 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying product supplement for auto-callable securities and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$40
Hypothetical Downside Threshold Level:	$26, which is 65% of the initial share price
Hypothetical Exchange Ratio:	0.25, which is the stated principal amount divided by the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Contingent Quarterly Payment:	$0.435 (4.35% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the hypothetical initial share price of $40 on one of the first three determination dates.  Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$40	—*	$10.435	$27	$0.435	N/A
#2	N/A	N/A	N/A	$20	$0	N/A
#3	N/A	N/A	N/A	$50	—*	$10.435
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.435 = $10.435

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, the securities are automatically redeemed following the third determination date as the determination closing price on the third determination date is greater than the initial share price.  As the determination closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.435 with respect to such determination date.  Following the third determination date, you receive an early redemption amount of $10.435, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying stock has appreciated by 25% from its initial share price on the third determination date, you only receive $10.435 per security and do not benefit from such appreciation.

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	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$22	$0	N/A	$22	$0	N/A
#2	$20	$0	N/A	$21	$0	N/A
#3	$22	$0	N/A	$22	$0	N/A
Final Determination Date	$24	$0	N/A	$26	—*	N/A
Payment at Maturity	$6.00			$10.435
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock.  As the final share price is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to the product of the exchange ratio and the adjustment factor or the cash value thereof, calculated as follows:

the cash value of 0.25 share of the underlying stock = $24 × 0.25 = $6.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

▪
In Example 4, the closing price of the underlying stock decreases to a final share price of $26.  Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.435 = $10.435

In this example, although the final share price represents a 35% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.435 per security at maturity.

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Contingent Income Auto-Callable Securities due December 12, 2012
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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio times the adjustment factor (or, at our option, the cash value of such shares).  The value of those shares (or that cash) will be less than 65% of the stated principal amount and could be zero.

▪
The contingent quarterly payment is based solely on the determination closing price or the final share price, as applicable.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

▪
You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level.  A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level.  If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
Investors will not participate in any appreciation in the price of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level.  It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	whether the determination closing price has been below the downside threshold level on any determination date,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date, upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the shares of Transocean Ltd.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with Transocean Ltd.  Transocean Ltd. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to Transocean Ltd. in connection with this offering.

▪
We may engage in business with or involving Transocean Ltd. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Transocean Ltd. without regard to your interests and thus may acquire non-public information about Transocean Ltd. Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Transocean Ltd., which may or may not recommend that investors buy or hold the underlying stock.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock.  Some of our subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial share price and the downside threshold level and will determine the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Contingent Income Auto-Callable Securities due December 12, 2012
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Information about the Underlying Stock

Transocean Ltd. Transocean Ltd., together with its subsidiaries, is a provider of offshore contract drilling services for oil and gas wells. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Transocean Ltd. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-53533 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Transocean Ltd. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of Transocean Ltd.  We have derived all disclosures contained in this document regarding Transocean Ltd. stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Transocean Ltd.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Transocean Ltd. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Transocean Ltd. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2008 through December 7, 2011.  The closing price of the underlying stock on December 7, 2011 was $45.39.  The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Shares of Transocean Ltd. (ISIN CH0048265513)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	145.95	121.14	–
Second Quarter	161.40	136.50	–
Third Quarter	152.17	107.26	–
Fourth Quarter	106.10	42.24	–
2009
First Quarter	64.87	46.39	–
Second Quarter	84.65	59.32	–
Third Quarter	87.11	67.31	–
Fourth Quarter	92.75	79.15	–
2010
First Quarter	93.02	79.24	–
Second Quarter	92.03	42.58	–
Third Quarter	65.13	45.26	–
Fourth Quarter	72.80	61.91	–
2011
First Quarter	85.47	69.44	–
Second Quarter	80.99	59.81	0.79
Third Quarter	65.05	47.74	0.79
Fourth Quarter (through December 7, 2011)	59.99	41.63	0.79

The Shares of Transocean Ltd. – Daily Closing Prices January 1, 2008 to December 7, 2011

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Contingent Income Auto-Callable Securities due December 12, 2012
Based on the Performance of the Shares of Transocean Ltd.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the product supplement for auto-callable securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the product supplement for auto-callable securities or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

December 2011	Page 18